Exhibit 10.34

CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
QUALCOMM ATHEROS, INC.
TECHNOLOGY LICENSE AGREEMENT
This Technology License Agreement (this “Agreement”) is made and entered into as of June 12, 2014 (the “Effective Date”) by and between Qualcomm Atheros, Inc. (“Licensor”), a Delaware corporation, with a principal place of business at 1700 Technology Drive, San Jose, CA 95110, and Aruba Networks, Inc, (“Licensee”), a Delaware business entity, with a principal place of business at 1344 Crossman Ave., Sunnyvale, CA 94089. Licensor and Licensee are hereinafter referred to jointly as the “Parties” and each individually as a “Party.”
NOW THEREFORE, in consideration of the promises and mutual covenants set forth below, the Parties, intending to be legally bound, agree as follows:
1.DEFINITIONS
In addition to other terms defined elsewhere in this Agreement, the following terms, when the first letter is capitalized, shall have the meanings set forth in this Section 1. These terms shall apply both to their singular or plural forms, as the context may require. As used herein, “hereunder,” “herein” and similar expressions refer to this Agreement; and “including” means “including without limitation.”

1.1.	“Approved Equipment” means equipment that incorporates one or more Components.

1.2.	“Component” means a semiconductor product sold under Licensor’s label or manufactured under license from Licensor.

1.3.
“Development Hardware” means Components and boards that: (1) are purchased by Licensee directly from Licensor (or Licensor’s affiliated company) for use solely in developing Approved Equipment and Licensee Modifications, and (ii) will not be resold, either on a stand-alone basis or in or with other equipment.

1.4.	“Error” means a problem that causes Licensed Software not to operate substantially in conformance with its Technical Documentation.

1.5.
“Excluded Code” means files and groups of files that are governed by a separate (e.g., signed or click-wrapped terms, or terms provided within the file itself and acknowledged through use of the file) license agreement. Software licensed by Licensee under GPL, BSD or other open source licenses Is Excluded Code unless agreed by Licensor otherwise in writing.

1.6.
“Intellectual Property Rights” means patents, trade secrets, trademarks, tradenames, service marks, mask works, copyrights, and applications for any of the foregoing, know-how, confidential information and any other intellectual property rights throughout the world.

1.7.
“Licensed Software” means each and all of the following: (i) the software file or group of files (excluding Reference Designs, or software governed by a separate written license agreement) that Licensee downloads, with authorization, from a Licensor server or that Licensor otherwise provides to Licensee (under this Agreement) during the Term, which in Licensor’s sole discretion, may be in either Source Code and/or Object Code form and (ii) an Update obtained from Licensor during a Maintenance Term for which Licensee has paid the applicable fees pursuant to Section 82 (Renewal, Maintenance Fees). “Licensed Software” excludes and does not mean Excluded Code.

1.8.
“Licensed Technology” means each and all of the following provided to Licensee during the Term: (i) Reference Designs, (ii) Licensed Software, (iii) the Technical Documentation, and (iv) Licensor end user documentation.

1.9.	“Licensee Documentation” means any documentation of Licensed Software or Licensee Modifications supplied by Licensee to Licensee’s customers.

1.10.
“Licensee Modifications” means each and all of the following: (0 any change to Licensed Software developed by or for Licensee under this Agreement, and (ii) other software developed by or for Licensee under this Agreement for use with Licensed Software or using any application programming interfaces in Licensed Software. “Licensee Modifications” does not include any software, including any change to Licensed Software, developed for Licensee by Licensor.

1.11.
“Licensor Competitor” means a person or entity that designs, develops, manufactures or markets any integrated circuit, device or software in WLAN, wired networking, Ethernet, Bluetooth, FM, powerline communications, position location (including, but not limited to, GPS, GLASS, sensor-assisted positioning, and precise indoor positioning), small cell, or PON technology, or that provides baseband, media access control (MAC-layer) or radio-frequency front-end functionality for wireless systems using unlicensed radio spectrum.

1.12.	“Maintenance Term” means the first year following the Effective Date, and each annual extension thereafter which the requisite annual maintenance fee has been paid.

1.13.	“Object Code” means Licensed Software or Licensee Modifications generated from a compiler in machine-readable form that can be executed by a processor or linked with libraries to create an executable.

1.14.	“Reference Design” means the Gerber files and other computer code provided to Licensee by Licensor during the Term that accommodates a Component.

1.15.	“Services” means the services, if any, provided by Licensor to Licensee pursuant to statement(s) of work mutually agreed to and executed by the Parties from time to time.

1.16.
“Source Code” means Licensed Software or Licensee Modifications in human readable program statements written by a programmer in a high-level or assembly language that are not directly readable by a computer.

1.17.	“Technical Documentation” means documentation of Licensed Software or of a Reference Design that Licensor provides to Licensee during the Term, other than end user documentation of Licensed Software.

1.18.
“Update” means a version of a software file or group of files (released after the date Licensee first obtains the Licensed Software) that Licensor makes generally available during the Term, without additional charge, to all customers that have purchased maintenance services from Licensor.

2.    PERMITTED USES AND RESTRICTIONS
2.1.    General. Licensed Software and Reference Designs are licensed, not sold, to Licensee, for use only as permitted by this Agreement. Licensor reserves all rights not expressly granted to Licensee. The rights granted below are non-exclusive, and are limited to Licensor’s and its licensors’ Intellectual Property Rights in Licensed Software and Reference Designs.
2.2.    Grant. Subject to the terms and conditions of this Agreement:
2.2.1    Source Code of Licensed Software. During the Term, Licensee may use, copy and modify the Source Code of Licensed Software, solely to:
(i)    develop Licensee Modifications for use in or with Approved Equipment,
(ii)    generate Object Code of Licensed Software for use as permitted in Section 2.2.3 (Object Code), and
(iii)    develop Approved Equipment.
2.2.2    Source Code of Licensee Modifications. During the Term, Licensee may use, copy and modify the Source Code of Licensee Modifications, solely to:
(i)    generate Object Code of Licensee Modifications developed pursuant to clause 2.2.1(i) for use as permitted in Section 2.2.3 (Object Code), and
(ii)    develop Approved Equipment.
2.2.3    Object Code. During the Term, Licensee may;
(i)    use the Object Code of Licensed Software, and of Licensee Modifications only when embedded in Approved Equipment or as a driver of a Component;
(ii)    manufacture, have manufactured, import, offer to sell and sell (directly and indirectly) Approved Equipment incorporating such Object Code, and
(iii)    sublicense the foregoing rights under Section 2.2.3(i) to end users of Approved Equipment pursuant to a binding software license agreement, which includes restrictions on the disclosure and use of the Licensed Software substantially consistent with this Agreement, including, but not limited to those restrictions contained in Sections 2.3 (No Open Source), Sections 2.4 (Restrictions), Section 7.1 (Disclaimer of Warranty), Section 9 (Limitation of Liability) and Section 13.7 (Export Law Assurances). Licensee will be responsible for ensuring compliance with that agreement and hereby agrees to enforce such terms in a manner similar to that which Licensee uses to protect its own software and most highly confidential information.
2.2.4    Reference Designs. During the Term, Licensee may use, copy and modify the Reference Designs solely to develop, manufacture and have manufactured, and support, Approved Equipment.
2.2.5    Documentation, Branding. During the Term, Licensee may:
(i)    use and copy Technical Documentation solely in connection with the development, manufacture and support of Approved Equipment; and
(ii)    subject to the requirements of this Section 2.2.5 (Documentation, Branding), modify the Licensor end user documentation Licensor supplies to Licensee by incorporating all or any portion of it into Licensee Documentation, and distribute (directly and indirectly) Licensee Documentation to purchasers of Approved Equipment.
Other than to list a Component as an element of Approved Equipment, Licensee Documentation and Approved Equipment may not be branded with Licensor’s name or brand without Licensor’s prior written permission. Licensee shall not reference Licensor in Licensee Documentation or elsewhere, as a contact for technical support. Licensee may use a third-party fulfillment house to produce Licensee Documentation; Licensee is responsible for ensuring such third party’s compliance with the terms of this Agreement.
2.3.    No Open Source. In Licensee’s exercise of the rights granted under this Agreement, Licensee will not take any action or enter any agreement that would result in any contractual requirement that Licensor or Licensee make available to a third party any of the Source Code of Licensed Software or Licensee Modifications.
2.4.    Restrictions. Each copy of Licensed Software and Evaluation Technology (as defined below) must include all copyright and other proprietary notices contained on the original copy of that software. Each copy of Licensee Modifications must include a copyright or other notice sufficient to provide notice of Licensor’s Intellectual Property Rights in Licensed Software from which Licensee Modifications were derived.
Except to the extent permitted in this Section 2 (Permitted Uses and Restrictions) or by applicable law, Licensee may not (and may not allow anyone else to): (i) copy, decompile, decrypt, reverse engineer, disassemble, modify, or create derivative works of any Licensed Technology, Evaluation Technology, Evaluation Equipment or Development Hardware, or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of Licensed Software, Evaluation Technology or Licensee Modifications, (ii) remove, alter or obscure any product identification, copyright or other intellectual property notices embedded within or on the Licensed Technology, Evaluation Technology or any Development Hardware, or (iii) publish, disclose, sell, rent, lease, lend, distribute, sublicense or provide Licensed Technology, Evaluation Technology or any Development Hardware to any third party.

2.5.    Delivery. The Licensed Technology will be made available to Licensee in electronic format for download, using a user authorization mechanism (i.e., password). Licensee may provide the authorization mechanism only to its employees on a need-to-know basis.
2.6.    Contractors. During the Term, Licensee may sublicense the rights under Section 2.2.1(i) and (ii) (Source Code of Licensed Software) to a person or entity that is not a Licensor Competitor (a “Contractor”) solely to enable the Contractor to perform development services solely for Licensee, provided the Contractor agrees in writing to: (a) abide by all the provisions of this Agreement applicable to such Source Code, including restrictions on the disclosure and use of the Source Code, and (b) return to Licensee or destroy all copies of any provided Source Code upon request or upon completion or termination of the development services. Licensee will be responsible for ensuring the Contractor’s compliance with that agreement and hereby agrees to require and enforce terms similar to that which Licensee uses to protect its own source code and most highly confidential information,
2.7.    Pre-commercial Technology Releases. if any Licensed Technology provided to Licensee under this Agreement is designated a pre-commercial release (indicated by terms such as “engineering sample” or “ES”, “engineering drop” or “ED”, “feature complete” or “FC”, “trial,” “draft”, “evaluation” or any similar designation) in a file or documentation accompanying the Licensed Technology, or as otherwise noted by Licensor, or as embedded on Evaluation Equipment (“Evaluation Technology”), then in lieu of the licenses granted to Licensee above in Section 2.2, the following terms shall apply to the Evaluation Technology:
2.7.1    Evaluation Technology License Grant. Licensor hereby grants Licensee a limited, non-exclusive, non-transferable, royalty-free, copyright license under this Agreement (i) to use the Evaluation Technology, solely at Licensee’s facilities, for the sole purpose of (a) internally evaluating the Evaluation Technology’s performance, functionality and market suitability and (b) developing functional prototypes (not for sale or distribution) of Approved Equipment or Evaluation Equipment, and (ii) to demonstrate the Approved Equipment or Evaluation Equipment to its customers pursuant to a binding confidentiality agreement, which includes restrictions on the disclosure and use of the Evaluation Technology substantially consistent with this Agreement (collectively, the “Limited Purpose”) for the period(s) of time set forth in an accompanying file or other documentation (“Use Period(s)”). No other rights are provided.
2.7.2    Limited Distribution of the Evaluation Technology. During the Term, Licensee may (i) reproduce and distribute the Evaluation Technology only as embedded in Approved Equipment or Evaluation Equipment, and (ii) sublicense the rights under Section 2.7.1, in object code format only, to a third party that is not a Licensor Competitor solely to enable such third party to evaluate the Approved Equipment or Evaluation Equipment, and Evaluation Technology, provided such third party agrees in writing to: (a) abide by all the provisions of this Agreement applicable to such Evaluation Technology, including restrictions on the disclosure and use of the Evaluation Technology, and (b) return to Licensee or destroy all copies of any provided Evaluation Technology upon request or upon completion or termination of the evaluation, which must be a shorter duration than the applicable Use Period for such Evaluation Technology. Licensee will be responsible for ensuring the third party’s compliance with that agreement and hereby agrees to require and enforce terms similar to that which Licensee uses to protect its own source code and most highly confidential information.
2.7.3    Disclaimer of Warranties for the Evaluation Technology. The Evaluation Technology is provided on an “as is’ basis, and Licensor makes no warranty, or representation, either express or implied, with respect to the Evaluation Technology or any output or results based on the use of the Evaluation Technology. Notwithstanding any other agreement between the Parties, Licensor shall have no indemnification or defense obligations arising from the Evaluation Technology or any output or results based on the use of the Evaluation Technology. Licensor specifically disclaims, without limitation, any implied warranty of merchantability or fitness for a particular purpose or against infringement. Licensee uses the Evaluation Technology at its own risk. In no event shall Licensor or any of Licensor’s affiliates be liable to Licensee for any incidental, indirect, consequential or special damages of any kind arising out of the use of the Evaluation Technology, including but not limited to any lost profits, lost savings, or other incidental damages, arising, out of the use or inability to use, or the delivery of or failure to deliver, the Evaluation Technology, even if QCA or its affiliates have been advised of the possibility of such damages. The foregoing limitations shall apply notwithstanding any failure of essential purpose of any limited remedy. Licensee uses the Evaluation Technology at its own risk. The entire right, title and interest in the Evaluation Technology shall remain with Licensor, The Evaluation Technology may not operate at the level of performance and compatibility of a final product and may be substantially modified prior to a commercial release, or may be withdrawn completely.
2.7.4    Use of Evaluation Technology in a Commercial Release. Except as explicitly set forth herein in this Section 2.7, Licensee may not in any way commercially exploit, distribute or disclose the Evaluation Technology or any code, data or products derived from the Evaluation Technology without the explicit written consent of Licensor, Licensee represents and warrants to Licensor that the Evaluation Technology will be used solely for the Limited Purpose and for no other purpose and the Evaluation Equipment will not be placed on the market.
If Licensee determines that it wishes to utilize the Evaluation Technology commercially, Licensor and Licensee agree that Licensee shall provide written notice to Licensor via email at QCA.Contracts@qualcomm.com, or via facsimile to (408) 516-5825, and Licensor and Licensee shall, prior to including any Evaluation Technology in a commercial release, obtain separate written approval from Licensor that such Evaluation Technology is approved for use as Licensed Technology under the terms of this Agreement.
2.8.    Support Software. From time to time, Licensor may make certain software support tools and related documentation available to Licensee solely for the purpose of developing Licensed Software for use in the Approved Equipment. Such tools and documentation are either (i) licensed under the terms of a separate license agreement accompanying the support tools and documentation, or (ii) if no separate terms are provided, the following terms shall apply to the support tools and documentation:

2.8.1    Support Tools License Grant. For any and all support tools and documentation provided by Licensor to Licensee under the Agreement, Licensee may use the support tools and documentation solely in connection with the internal testing, evaluation and development of (i) Approved Equipment, or (ii) software applications that are supported on Approved Equipment. Licensee may not in any way commercially exploit, distribute or disclose the support tools without the explicit written consent of Licensor. Licensee agrees it will not disassemble, decompile or reverse engineer the support tools. Licensee may make a reasonable number of copies of the support tools to exercise its limited use rights hereunder and pursuant to standard computer back-up and archival purposes. Except as expressly permitted above, Licensee shall not use the support tools for any other purpose.
2.8.2    Disclaimer of Warranties for the Support Tools. The support tools are provided AS-IS, without any warranty or indemnity, including without limitation any warranty or indemnity of merchantability, fitness for a particular purpose or non-infringement, and Licensee uses the support tools at its own risk The entire right, title and interest in the support tools and documentation shall remain with Licensor and Licensee shall not remove any copyright notices or other legends from the support tools or any accompanying documentation.
2.8.3    Third Party Licenses in the Support Tools. The support tools may include software licensed from third parties which is subject to the license terms and conditions provided by such third party licensor. Notwithstanding any other provision of this agreement, Licensee’s use of each item of such third party software in the support tool is governed by its applicable terms and Licensor assumes no responsibility for, and makes no warranty with respect to, such third party software in the support tool.
3.    INTELLECTUAL PROPERTY
3.1.    Ownership, Covenant. Licensor is and will be the sole owner of all right, title and interest, Including all the Intellectual Property Rights, in and to the Licensed Technology, and all modifications, enhancements, updates, upgrades and derivative works thereof made by or for Licensor. Subject to Licensor’s ownership in the Licensed Technology, Licensee will be the sole owner of all right, title and interest, including all the Intellectual Property Rights, in and to Licensee Modifications and Licensee Documentation, and all derivative works thereof made by or for Licensee (excluding derivative works made for Licensee by Licensor). Licensee irrevocably covenants and agrees that Licensee, and any permitted transferee of Licensee’s right, title and interest in and to any Licensee Modifications (each, a “Transferee”), will not assert, commence, assist, advise or prosecute any claim, action or proceeding of any kind, against Licensor, or any of Licensor’s affiliated companies, licensees or transferees or any sublicensee of any of the foregoing, alleging that the reproduction, modification, display, performance, use, sale, offer to sell, importation, distribution or other exploitation of any of Licensor’s products, technology or software, or of any derivative work or modified version thereof, infringes or violates any of Licensee’s or Transferee’s Intellectual Property Rights in the Licensee Modifications, and Licensee hereby irrevocably and unconditionally waives Licensee’s right to assert, commence or prosecute any such claim, action or proceeding.

3.2.    Feedback. Licensee agrees that any feedback or ideas Licensee provides to Licensor regarding any Licensed Technology or any suggested improvements thereto (together, the “Feedback”) will be the exclusive property of Licensor. To the extent Licensee owns any rights in the Feedback, Licensee hereby agrees to, and hereby does, assign all right, title and interest in and to the Feedback to Licensor. Licensee agrees to perform all acts reasonably requested by Licensor to perfect and enforce such rights.
3.3.    Notices. Licensee agrees to include on Licensee Documentation, all copyright, proprietary and other Intellectual Property Rights notices reasonably requested by Licensor in writing.
3.4.    Notification of Unauthorized Use. Licensee will promptly notify Licensor if Licensee becomes aware of any unauthorized use of the Licensed Technology or violation or threatened violation of Licensor’s Intellectual Property Rights therein. Licensee agrees to cooperate with Licensor and render such assistance as Licensor may reasonably request to identify, halt and/or prevent any violation of the provisions of this Agreement.
3.5.    Announcement. Except as required to satisfy legal disclosure and financial reporting requirements, neither Party may use the name of the other Party In any news release, public announcement, advertisement or other form of publicity without the prior written consent of the other Party.

4.    FEES, PAYMENTS, TAXES
4.1.    Fees. Licensee agrees to pay to Licensor: (I) the license fees set forth in Exhibit A for Licensed Software, and (ii) the maintenance fees described in Section 8 (Maintenance, Services).
4.2.    Payments. Licensee shall pay all undisputed invoices [***] from invoice date. All prices are stated, and all payments must be made in ‘U.S. dollars. All invoices shall reference applicable Purchase Order number, if no such number is referenced invoice shall be returned unpaid. All invoices should be sent by email to ap-us@arubanetworks.com. Late payments shall accrue interest at a rate of [***] per month or part thereof or the maximum amount permitted by law, whichever is less.
4.3.    Taxes. All fees are exclusive of, and Licensee is responsible for, any taxes, tariffs, duties and other government-imposed charges resulting from the license, sale, provision or use of the Licensed Technology or of any product or service under this Agreement (except for taxes based on Licenser’s net income) and any penalties, interest and collection or withholding costs associated with any of the foregoing items. Licensee agrees to pay the fees set forth herein without deduction for withholding taxes or other assessments required or imposed by any taxing authorities, and to pay all such withholding taxes and assessments. Licensee further agrees to promptly furnish Licensor with a certificate evidencing payment of each such tax or assessment. When Licensor has the legal obligation to pay or collect such taxes or fees, Licensee agrees to pay such amounts unless Licensee provides Licensor with a valid tax exemption certificate. Licensee agrees to reimburse Licensor for any fines, penalties, taxes and other charges, including expenses incurred by Licensor, due to Licensee’s submission of invalid tax-related information.
5.    SUPPLY OF COMPONENTS AND DEVELOPMENT HARDWARE
5.1.    Supply of Components and Development Hardware. Licensee may order Components and/or Development Hardware from Licensor or, in Licensor’s sole discretion, from Licensor’s affiliated company (Qualcomm Atheros Technology Ltd., a Bermuda corporation, or such other Licensor affiliated company that is designated by Licensor), at the then-current list prices or such price as is quoted to Licensee in a written price quote. All orders are subject to acceptance, and such purchases will be governed by the Volume Purchase Agreement entered into by and between the parties effective February 28, 2011, as amended.
Subject to Licensor’s prior written consent, which consent may be provided via email, Licensee may authorize third parties such as contract manufacturers to order Components on Licensee’s behalf. Licensee may not reveal pricing to the third party, and Licensee guarantees payment and compliance by such third party under and with the Licensor’s or Licensor’s affiliates then-current standard terms and conditions of sale, as applicable.
5.2.    Evaluation Equipment. Licensee may order, or may be provided, components, evaluation boards, or other equipment (“Evaluation Equipment”) from Licensor or Licensor’s affiliated company. Evaluation Equipment are subject to Licensor’s or Licensor’s affiliated company’s then-current terms and conditions of sale, as applicable, copies of which are available to Licensee. Evaluation Equipment may not be placed on the market.
6.    THIRD PARTY RIGHTS

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6.1.    Third Party Software Supplied. Licensed Software may include software licensed from third parties (“Third Party Software”). Third Party Software is subject to the license terms and disclaimers (together, the “Terms”) provided by the licensor. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, LICENSEE’S USE OF EACH ITEM OF THIRD PARTY SOFTWARE IS GOVERNED BY ITS APPLICABLE TERMS, AND LICENSOR ASSUMES NO RESPONSIBILITY FOR, AND MAKES NO WARRANTY WITH RESPECT TO, THIRD PARTY SOFTWARE.
6.2.    Third Party Software Required to be Obtained by Licensee. Licensee may need to obtain software from third parties to use or for use with Licensed Software. For example, Licensee may need to obtain a version of the Linux Kernel, or a Microsoft SDK. It is Licensee’s responsibility to ensure Licensee obtains and pays for any such required third party software.
6.3.    Published Standards, Royalty Obligations. Licensee understands and acknowledges that third parties may claim that a royalty or other fee is due to them as a result of the adherence of Licensed Software, Components or Licensee Modifications to published standards. Any such fees are Licensee’s sole responsibility.
7.    DISCLAIMER OF WARRANTIES
7.1.    Disclaimer of Warranties. THE LICENSED TECHNOLOGY IS PROVIDED AS IS, WITH ALL FAULTS. LICENSOR MAKES NO WARRANTY OR REPRESENTATION THAT ANY LICENSED TECHNOLOGY WILL MEET LICENSEE’S REQUIREMENTS OR WORK IN COMBINATION WITH ANY HARDWARE OR APPLICATIONS SOFTWARE PROVIDED BY THIRD PARTIES, THAT THE OPERATION OF LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY DEFECTS IN ANY LICENSED TECHNOLOGY WILL BE CORRECTED. LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR OR ANY OF LICENSOR’S EMPLOYEES OR REPRESENTATIVES WILL CREATE A WARRANTY.

8.    MAINTENANCE, SERVICES
8.1.    Maintenance. During the Maintenance Term, subject to the provisions of this Section 8.1 (Maintenance), Licensor will provide to Licensee, at no additional charge, Updates of Licensed Software and Technical Documentation, and the other maintenance services described below,
8.1.5    Error Correction. Licensee may inform Licensor of Errors in Licensed Software by sending e-mail to qca.atheros.support@qualcomm.com. Licensor will use reasonable commercial efforts to respond to such reports, and to correct any documented, reproducible Error, to provide an acceptable work-around, or correct errors in the Technical Documentation.
8.1.6    Limitations. Licensor will not support or maintain Licensee Modifications. Licensee shall have the sole responsibility for providing technical support to, and assumes any and all warranty obligations to, Licensee’s customers (at any tier) with respect to Licensed Software, Licensee Modifications and Approved Equipment. Licensee shall have no authority to obligate Licensor in any way under any warranty Licensee may provide.
8.1.7    Additional Maintenance Services Location Option. Maintenance services will be provided only to the site listed on Exhibit A. Subject to Licensor’s consent, Licensee may purchase maintenance services for additional location(s) (“Additional Maintenance Services Location(s)”) at which Licensed Software, Reference Designs and Development Hardware will be used by executing an amendment to this Agreement and paying Licensor’s then-current fees for such Additional Maintenance Services Location(s) for each year for which Licensee requests such maintenance.
8.1.8    Maintenance of Back Revs of Licensed Software. Migration to the then-current release of Licensed Software may be required for continued maintenance.
8.1.9    No Maintenance for Excluded Code, Even if Provided to Licensee by Licensor, Licensor’s Partner, Agent or Contractor. Licensee may now possess or may receive, from Licensor, from Licensor’s contractor or agent, or from another party or source, Excluded Code that functions or is intended to function with Components, but which is not licensed under this Agreement. Notwithstanding any other provision of this Agreement, Excluded Code, even if owned and controlled by Licensor, will not be maintained or supported by Licensor and is in no way warranted, indemnified or otherwise endorsed by Licensor under this Agreement.

8.2.    Renewal, Maintenance Fees. Maintenance services will be provided to Licensee [***] during the first year following the Effective Date. Thereafter, the Maintenance Term will automatically extend for successive annual periods, until one of the parties provides the other a notice of non-renewal of maintenance services at least ninety (90) days prior to the end of the then-current Maintenance Term. The fee for each year of maintenance services may be only be increased by written agreement between the parties.
8.3.    Services. During the Term, Licensor may provide certain Services to Licensee. Such Services shall be performed pursuant to statement(s) of work mutually agreed to and executed by the Parties from time to time which set forth the terms and conditions under which the Services are to be provided.
9.    LIMITATION OF LIABILITY
9.1.    Limited Remedies, Damages Exclusion. EXCEPT WITH RESPECT TO LICENSEE’S BREACH OF SECTIONS 2 (PERMUTED USES AND RESTRICTIONS), 3 (INTELLECTUAL PROPERTY) 12 (CONFIDENTIALITY), NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT: (I) EACH PARTY’S TOTAL, CUMULATIVE LIABILITY ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR ANY ITEM OR SERVICE ORDERED OR PROVIDED HEREUNDER WILL BE LIMITED TO THE LICENSE FEE PAID BY LICENSEE FOR THE LICENSED TECHNOLOGY WHICH IS SUBJECT OF SUCH CLAIM OR CAUSE OF ACTION, AND (II) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LOST REVENUE, DATA, PROFITS OR LOST SAVINGS (COLLECTIVELY, “INDIRECT DAMAGES”, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR ANY PRODUCT OR SERVICE ORDERED OR PROVIDED HEREUNDER. THE LIMITATIONS ON AND DISCLAIMERS OF REMEDIES, WARRANTIES AND DAMAGES SET FORTH IN THIS AGREEMENT WILL APPLY REGARDLESS OF: (A) WHETHER ANY SPECIFIED REMEDY FAILS OF ITS ESSENTIAL PURPOSE, (B) THE FORM OF ACTION (E.G., CONTRACT, TORT, STATUTE, OR OTHER LEGAL THEORY) AND (C) WHETHER THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES WERE FORESEEABLE. THESE LIMITATIONS AND DISCLAIMERS REFLECT THE PARTIES’ REASONABLE ALLOCATION OF THE RISKS ASSOCIATED WITH ANY PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, AND ARE INCLUDED IN THIS LICENSE AS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.
9.2.    High Risk Applications. The Licensed Technology is not designed or warranted for use with chips other than Components, and it and the Components are not warranted by Licensor for use in developing, or for incorporation into, products or services used in applications or environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, life support machines, surgically implanted devices, weapons systems, or other applications, devices or systems in which the failure of a Component or of Licensed Software or Licensee Modifications could lead directly to death, personal injury, or severe physical or environmental damage (“High Risk Activities”). Notwithstanding any other provision of this Agreement, Licensee may not use or permit any third party to use Licensed Software, Licensee Modifications or any Approved Equipment in connection with any High Risk Activity. Licensee assumes all risk of such uses, and if Licensee or Licensee’s customers at any tier use or permit the use

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of any such item(s) in connection with High Risk Activities, Licensee agrees to indemnify, defend and hold Licensor and its affiliated companies, harmless from all claims, expenses and liability arising as a result of such use.
10.    TERM, TERMINATION
10.1.    Term. The term of this Agreement and the licenses granted hereby shall commence on the Effective Date and shall continue in effect for one (1) year (the “Term”). Unless earlier terminated pursuant to this Section 10 (Term, Termination), the Term shall automatically renew for successive one year periods until and unless one of the Parties provides the other with a notice of non-renewal at least ninety (90) days prior to the end of the then-current Term.
10.2.    Termination for Cause. This Agreement and all licenses granted hereby will automatically terminate upon any breach by Licensee of a provision of Sections 2.2 (Grant), 2.3 (No Open Source), 2.4 (Restrictions), or 12 (Confidentiality). In addition, this Agreement and all licenses granted hereby may be terminated by either Party if the other Party breaches any provision of this Agreement and fails to remedy such breach within 30 days of receipt of written notice.
10.3.    Bankruptcy. Licensor may terminate this Agreement immediately upon written notice upon the occurrence of any one of the following events: (i) a receiver is appointed for either Licensee or Licensee’s property, (ii) Licensee becomes insolvent or admits in writing of Licensee’s inability to pay its debts as they become due, (iii) Licensee makes a general assignment for the benefit of Licensee’s creditors, (iv) Licensee commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within 60 days, or (v) Licensee is liquidated, dissolved or ceases to do business.
10.4.    Termination for Convenience: Either Party may terminate this agreement at any time for any reason or no reason by providing ninety (90) days written notice.
11.    EFFECT OF TERMINATION/EXPIRATION
11.1.    Return of Materials. Upon any termination or expiration of this Agreement, except as provided in Section 11.2 (Retention of Copies, Sell-Off), Licensee agrees to immediately cease all use of, and destroy, all copies (including backup copies) of the Licensed Technology, Evaluation Technology, and support tools, including all tangibles incorporating any such items (but excluding Approved Equipment), and promptly to certify to Licensor in writing that Licensee has done so.
11.2.    Retention of Copies, Sell-Off. Unless this Agreement is terminated automatically or by Licensor for cause pursuant to Section 10.2 (Termination for Cause), Licensee may: (a) retain copies of the Licensed Technology solely for use in supporting customers that purchased Approved Equipment prior to the expiration or termination of this Agreement, and (b) sell inventory of Approved Equipment that has already been manufactured or is in process on the date of expiration or termination.
11.3.    Survival. Termination or expiration of this Agreement will not affect Object Code sublicenses granted to purchasers of Approved Equipment pursuant to Section 2.23 (iii) (Object Code) prior to expiration or termination, each of which will remain in effect in accordance with its terms. In addition, the Parties’ rights and obligations under the following provisions will survive any termination or expiration of this Agreement: Sections 2.4 (Restrictions), 2.7.2 (Limited Distribution of the Evaluation Technology), 2.7.3 (Disclaimer of Warranties for the Evaluation Technology), 2.8.2 (Disclaimer of Warranties for the Support Tools), 2.8.3 (Third Party Licenses in the Support Tools), 3 (Intellectual Property), 4 (Fees, Payments, Taxes), 6 (Third Party Rights), 7 (Disclaimer of Warranties), 9 (Limitation of Liability), 11 (Effect of Termination/Expiration), 12 (Confidentiality) and 13 (General).
12.    CONFIDENTIALITY
12.1.    Definition. “Confidential Information” means: (I) any information disclosed by Licensor to Licensee, either directly or indirectly, during the Term, by any means (whether in writing, orally or visually, or by permitting inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment)), provided such information is designated as “Confidential”, “Proprietary” or some similar designation at the time of disclosure, and (ii) the Licensed Technology, whether or not so designated. Confidential Information does not, however, include any information that Licensee demonstrates: (a) is legally and publicly available, other than through a breach of Licensee’s obligations under this Section 12 (Confidentiality), (b) Licensee received, without an obligation of confidentiality, from a third party that was entitled so to disclose it, or (c) is independently developed by Licensee without use of or reference to Confidential Information. Nothing In this Agreement will prevent Licensee from disclosing Confidential Information to the extent Licensee Is required by law to disclose such Confidential Information, provided Licensee gives Licensor prompt written notice of that requirement prior to such disclosure and cooperates with Licensor’s efforts to obtain an order protecting the information from public disclosure.
12.2.    Non-use and Non-disclosure. Licensee agrees not to disclose Confidential information other than to Licensee’s employees and contractors who have a need to know to exercise the rights and licenses granted to Licensee herein, and not to use Confidential Information other than in the exercise of such rights and licenses. Licensee agrees that prior to any disclosure by Licensee of Confidential Information to an employee or contractor, Licensee will have entered into a written non-disclosure agreement with such person, containing terms at least as strict as those contained in this Section 12. Licensee may not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects that embody Confidential Information and that are provided hereunder.
12.3.    Maintenance of Confidentiality. Licensee agrees to take reasonable measures to protect the secrecy of and avoid the unauthorized disclosure or use of Confidential Information, including at least those measures that Licensee takes to protect its own most highly confidential information. Licensee may not make any copies of Confidential Information except as expressly permitted by Section 2.2 (Grant) or as approved by Licensor in advance, in writing. Licensee must reproduce all proprietary right notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.
12.4.    Return of Confidential Information. Except as provided in Section 11.2 (Retention of Copies, Sell-Off), Licensee agrees to promptly return to Licensor or destroy, at Licensor’s request, all copies of Confidential Information, in whatever form or media, and to certify to Licensor in writing that it has done so.

12.5.    Remedies. Licensee agrees that any violation or threatened violation of any provision of this Section 12 (Confidentiality) will cause Licensor irreparable injury, entitling Licensor to injunctive relief in addition to all legal remedies.
12.6.    Announcement. Neither Party will disclose, advertise or publish the terms or conditions of this Agreement without the written consent of the other Party, except; (i) as may be required by law, and (ii) to its professional advisors and to investors or potential investors who are under an obligation of confidentiality at least as restrictive as those contained in this Section 12 (Confidentiality).
12.7.    Except as otherwise set forth in this Agreement, disclosures of confidential information by Licensee to Licensor shall be governed by the terms of the Mutual Non-Disclosure Agreement between the parties dated March 30, 2011.
13.    GENERAL
13.1.    Notices. All notices and consents required or permitted under this Agreement must be in writing and sent, if to Licensor, to the address listed above to the attention of Legal Department, and if to Licensee, to the address listed above; or to such other address as is specified by notice from time to time. Any notice of non-performance, termination or non-renewal must be sent by nationally (or, if applicable, internationally) recognized overnight courier or by certified mail, return receipt requested. Notices will be deemed given and received on receipt (except that faxes and e-mails received on a non-business day (according to the recipient’s business calendar) will be deemed received on the next business day). If a notice cannot be received because the recipient has moved and failed to notify the sender of its change of address, or because the recipient is out of business, then a notice will be deemed received when sent.
13.2.    Entire Agreement. This Agreement, together with its exhibit(s), constitutes the complete, exclusive and final expression of the Parties’ agreement and supersedes all prior and contemporaneous understandings, proposals, representations or communications, oral or written, relating to the subject matter hereof.
13.3.    Governing Law, Exclusive Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions. The provisions of the UN Convention on Contracts for the International Sale of Goods will not apply. Each Party hereby agrees that any action, suit or proceeding (“Action”) that arises, in whole or in part, under or in connection with this Agreement will be adjudicated only by a court of competent jurisdiction in the county of San Diego, State of California, and (ii) irrevocably and unconditionally consents and submits to the personal jurisdiction of such courts for purposes of any such Action, and irrevocably and unconditionally waives any objection (such as inconvenient forum) to the laying of venue of any Action in any such court.
13.4.    Attorney’s Fees. In any action to enforce this Agreement or collect on any judgment rendered, the prevailing Party will be entitled to recover all court costs and reasonable legal fees and expenses incurred as fixed by the court.
13.5.    No Assignment. Licensee’s rights and obligations under this Agreement are personal, and may not be assigned or transferred, voluntarily, by operation of law or otherwise, without

Licenser’s prior written consent, which consent will not be unreasonably withheld if the proposed transfer occurs in connection with the sale of substantially all of Licensee’s assets or outstanding voting securities to a third party that is not a Licensor Competitor. Any attempted assignment or transfer without Licensor’s consent will be void. For purposes of this Agreement, a Change of Control will be deemed an assignment that requires Licensor’s prior written consent. “Change of Control” means the acquisition of beneficial ownership of more than 50% of Licensee’s then-outstanding voting securities entitled to vote generally in the election of directors, Including any such acquisition that is made pursuant to a merger or other business combination.
13.6.    Government Authorization. Licensee is responsible for all governmental authorizations and approvals relating to this Agreement. Licensee represents and warrants that as of the Effective Date and throughout the Term, Licensee is and will remain in compliance with all applicable governmental laws, rules and regulations necessary for Licensee to enter into this Agreement and execute Licensee’s obligations under this Agreement including, without limitation, any governmental authorization necessary for Licensee to contract with a foreign party, Licensee represents and warrants to Licensor that Licensee is fully knowledgeable regarding and will be responsible for any applicable governmental regulatory compliance matter affecting the design, manufacture or distribution of Licensee Modifications or of Approved Equipment. Distribution of Licensee Modifications or Approved Equipment with, or for use with, a product that is not in compliance with a country’s spectrum use regulations shall be a material breach of this Agreement, and Licensee hereby indemnifies Licensor for damages resulting from any such use or distribution.
13.7.    Export Law Assurances. Licensee acknowledges that the Licensed Technology, Components, and any and all hardware, software, source code and technology (collectively, “Products”) obtained from Licensor or its affiliates are subject to the US government export control and economic sanctions laws, including the Export Administration Regulations (“EAR”, 15 CFR 730 et seq., http://www.bis.doc.gov/) administered by the Department of Commerce, Bureau of Industry and Security, and the Foreign Asset Control Regulations (31 CFR 500 et seq., http://www.treas.rtov/offices/enforcement/ofact) administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”). Licensee assures that it, its subsidiaries, affiliates and contractors will not directly or indirectly export, re-export, transfer or release (collectively, “Export”) any Products or direct product thereof to any destination, person, entity or end use prohibited or restricted under US law without prior US government authorization to the extent required by regulation. The US government maintains embargoes and sanctions against the countries listed in Country Groups E:1/2 of the EAR (Supplement I to part 740), currently Cuba, Iran, North Korea, Sudan (N) and Syria but any amendments to these lists shall apply. Licensee agrees not to directly or indirectly employ any Product received from Licensor or its affiliates in missile technology, sensitive nuclear or chemical biological weapons activities, or in any manner knowingly Export any Product to any party for any such end use. Licensee shall not Export Products listed in Supplement 2 to part 744 of the EAR for military end-uses, as defined in part 744.21, to the People’s Republic of China. Licensee shall not Export any Product to any party listed on any of the denied parties lists or specially designated nationals lists maintained under said regulations without appropriate US government authorization to the extent required by regulation. Furthermore, Licensee acknowledges that other countries may have trade laws pertaining to the Export, import, use, or distribution of Products, and that compliance with same is the responsibility of Licensee.
To the extent Licensee provides any Feedback, hardware, software, source code or technology (collectively, “Licensee Products”), to Licensor, Licensee agrees to notify Licensor prior to delivery if such Licensee Products are subject to the International Traffic in Arms Regulations (“ITAR”, 22 CFR 120 et seq., http://pmddtc.state.gov/) or the Wassenaar International Munitions List (“IML”, http://www.wassenaar.org/). Licensee will notify Licensor’s Export Compliance Department via e-mail at export@qualcomm.com with Licensee part number, purchase order number, Export Control Classification Number (“ECCN”), and ITAR/IML control number. Additionally, any Licensee Products controlled under the ITAR or IML delivered to Licensor shall be marked in accordance with US export law.
13.8.    Records and Audit. During the Term and for six months thereafter, Licensor will have the right at reasonable times no more than once per year, directly or through its representative, upon a minimum of thirty (30) days written notice setting forth the period under review, and under reasonable time, place, and manner restrictions, to review Licensee’s applicable books and records regarding Licensee’s adherence to the Intellectual Property Rights provisions of this Agreement.
13.9.    Amendment, Waiver, Remedies. No amendment or modification of this Agreement is binding unless signed by Licensee and a duly authorized representative of Licensor. The observance of any provision of this Agreement may be waived (either generally or in a particular instance) only by the written consent of the Party or parties adversely affected by such waiver. No failure of a Party to enforce its rights under this Agreement will be deemed a waiver. A waiver will be narrowly construed to apply solely to the specific instance to which such waiver is directed. Except as expressly stated herein to the contrary, the exercise of any right or remedy provided in this Agreement will be without prejudice to the right to exercise any other right or remedy provided by law or equity.
13.10.    Severability. If any provision of this Agreement or portion thereof is found to be invalid, illegal or unenforceable, such provision will be limited or eliminated to the minimum extent necessary and this Agreement will otherwise remain in full force and effect. In addition, the Parties agree to substitute for the limited or eliminated provision a new provision that effects, as nearly as possible, the original intent of the Parties.
13.11.    Counterparts, Fax Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures will be considered original signatures.
13.12.    Mutual Negotiations. Each provision of this Agreement will be fairly interpreted and construed in accordance with its provisions and without any strict interpretation or construction in favor of or against either Party.
13.13.    Choice of Language. The original language of this Agreement is in English. Licensee waives any right to have this Agreement written in any other language, regardless of whether Licensee’s country of incorporation is English speaking.
13.14.    No Third Party Beneficiaries. No provision of this Agreement is intended or will be construed to confer upon or give to any person or entity other than Licensee and Licensor any rights, remedies or other benefits under or by reason of this Agreement.
13.15.    Reservation of Rights. Notwithstanding anything to the contrary in this Agreement: (i) Licensee does not receive any rights, licenses, or immunities from suit under any QUALCOMM Incorporated patents under or as a result of this Agreement (whether expressly, impliedly, by virtue of estoppel or exhaustion, or otherwise), (ii) without limitation, Licensee shall not use or sell any wireless wide area network (“WWAN”) baseband integrated circuit that it purchases or acquires from Licensor or any product that incorporates any such WWAN baseband integrated circuit (whether alone or in combination with any other software or components) without a separate license or non-assertion covenant from QUALCOMM Incorporated in respect of or under all applicable patents, (iii) this Agreement does not modify or abrogate Licensee’s obligations under any license or other agreement between Licensee and QUALCOMM Incorporated, including without limitation any obligation to pay any royalties, and (iv) Licensee will not contend that Licensee has obtained any right, license, or Immunity from suit with respect to any QUALCOMM Incorporated patents under or as a result of this Agreement (whether expressly, impliedly, by virtue of estoppel or exhaustion, or otherwise).

13.16.
IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

Qualcomm Atheros, Inc.	Aruba Networks, Inc.
By: /s/ Toby Preston Name: Toby Preston Title: Sr. Director, Sales Date: 6/18/2014	By: /s/Joshua Cash Name: Joshua Cash Title: Director, Commercial Counsel Date: June 17, 2014

Exhibit A: Maintenance Service Site: Fees

EXHIBIT A
1.Maintenance Service Site. Maintenance services are offered only to a single site. Licensee may have several development locations, of which one must be designated as the site to which Licensor will deliver maintenance services.
Confidential and Proprietary    15    ARU-214319

Maintenance Service Site Address
The address listed on the signature block on page 1 of this Agreement, unless otherwise indicated here.
2.    Fees.

Item	Fees
License Fee	[***]
Annual Maintenance Fee	[***]
Total Fees	[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.